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                                                                      EXHIBIT 11

                         CHATTEM, INC. AND SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except per share amounts)
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                                                            FOR THE THREE MONTHS ENDED
                                                         FEBRUARY 28,         FEBRUARY 29,
                                                            2001                 2000
                                                         -------------       -------------
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NET INCOME:
   Income before extraordinary gain and
     change in accounting principle.....................  $        586       $      3,608
   Extraordinary gain...................................         7,559                 --
   Change in accounting principle.......................            --               (542)
                                                          -------------      --------------
     Net income.........................................  $      8,145       $      3,066
                                                          =============      ==============
NUMBER OF COMMON SHARES:
   Weighted average outstanding.........................         8,867              9,693
   Issued upon assumed exercise of
    outstanding stock options...........................            22                168
                                                          -------------      --------------
   Weighted average and dilutive potential
    outstanding.........................................         8,889              9,861
                                                          =============      ==============
NET INCOME ( LOSS) PER COMMON   SHARE:
    Basic:
      Income before extraordinary gain
       and change in accounting principle...............  $        .07       $        .37
      Extraordinary gain................................           .85                 --
      Change in accounting principle....................            --               (.05)
                                                          -------------      --------------
          Total basic...................................  $        .92       $        .32
                                                          -------------      --------------
    Diluted:
      Income before extraordinary gain
       and change in accounting principle...............  $        .07       $        .37
      Extraordinary gain................................           .85                 --
      Change in accounting principle....................            --               (.06)
                                                          -------------      --------------
          Total diluted.................................  $        .92       $        .31
                                                          =============      ==============

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